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                                                               Exhibit 23(d)(ii)

                          ASSANTE ASSET MANAGEMENT INC.
                      (FORMERLY RWB ADVISORY SERVICES INC.)
                              1190 SARATOGA AVENUE
                                    SUITE 200
                           SAN JOSE, CALIFORNIA 95129

August 15, 2000

SA Funds - Investment Trust (the "Trust")

To Whom It May Concern:

     This letter serves to inform the Trust that effective August 15, 2000, pursuant to a voluntary waiver, Assante Asset Management Inc., formerly RWB Advisory Services Inc. ("RWB"), has agreed to waive a portion of its management fee and to reimburse expenses to the extent necessary to limit each Fund's total operating expenses to the amounts shown in the table below. The foregoing expense limitations, with respect to the below listed Funds, will remain in effect until August 15, 2002, at which time the expense limitations on said Funds will revert to those stated in the letter from RWB to the Trust dated July 15, 1999. The new fee schedule is as follows:

              SA Fixed Income Fund                             0.85%
              SA U.S. Market Fund                              0.92%
              SA U.S. HBtM Fund                                1.05%
              SA U.S. Small Company Fund                       1.25%
              SA International HBtM Fund                       1.45%
              SA International Small Company Fund              1.28%

     This waiver is subject to the terms and conditions of the Investment Advisory and Administrative Services Agreement, dated July 8, 1999, between the Trust and RWB, as well as all applicable federal laws, regulations and rules.


Assante Asset Management Inc.

By:    /s/Michael R. Clinton
       ---------------------

Name:  Michael R. Clinton

Title  CFO